UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of Violin Memory, Inc. (the “Company”) approved a Change in Control and Severance Agreement with Cory Sindelar, the Company’s Chief Financial Officer (the “Agreement”) to be effective as of January 31, 2014.

The material terms of the Agreement are summarized below.

Term. The Agreement provides that it shall terminate upon the date that all obligations of the parties to the Agreement are satisfied, and that Mr. Sindelar’s employment has been and continues to be at-will, as defined under applicable law.

Involuntary Termination in Connection with a Change in Control. If Mr. Sindelar’s employment by the Company terminates as a result of an Involuntary Termination (as that term is defined in the Agreement) on or at any time within three months before or twelve months after a Change of Control (as that term is defined in the Agreement), and Mr. Sindelar signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective no later than the 30th day after the later of the Termination Date (as that term is defined in the Agreement) or the Change of Control, Mr. Sindelar is entitled to the following severance benefits, provided that no such benefits shall accrue and be payable (or take effect, as the case may be) unless and until a Change of Control occurs:

(i)	payment of his annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of nine months following the later of the Involuntary Termination or the Change of Control plus the pro rata portion of his full bonus opportunity through the Termination Date;

(ii)	acceleration of the vesting and exercisability of all of his equity awards with respect to the common stock of the Company or its successor, or the parent of either, to the extent outstanding, or of any deferred compensation into which Mr. Sindelar’s equity awards were converted upon the Change of Control, which payment will be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii)	reimbursement by the Company of the group health continuation coverage premiums for Mr. Sindelar and his eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the Termination Date, (y) the date upon which he and his eligible dependents become covered under similar plans or (z) the date he no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code).

Involuntary Termination Apart from a Change of Control. If Mr. Sindelar’s employment by the Company terminates as a result of an Involuntary Termination apart from a Change of Control, he will be entitled to payment of his annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of nine (9) months following the Involuntary Termination in accordance with the Company’s payroll practices and nine (9) months of reimbursement of COBRA benefits.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Change of Control and Severance Agreement, effective as of January 31, 2014, between Cory Sindelar and Violin Memory, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: February 6, 2014	By:	/s/ Kevin A. DeNuccio
Kevin A. DeNuccio, Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Change of Control and Severance Agreement, effective as of January 31, 2014, between Cory Sindelar and Violin Memory, Inc.